April 15, 2001


     THIS LEASE, made this 15th day of April, 2001, by and between Barbara S. Hale, first party (hereinafter called "Landlord"): and American Consumers, Inc., second party, (hereinafter called "Tenant"):


                              W I T N E S S E T H:

Premises

     1. The Landlord, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned, reserved, and contained, to be paid, kept and performed by the Tenant, has leased and rented, and by these presents does lease and rent, unto the said Tenant, and said Tenant hereby agrees to lease and take upon the terms and conditions which hereinafter appear, the following described property (hereinafter called "Premises"), to wit:

                              6555 Highway 41
                              Jasper, Marion County, Tennessee 37347

Term

     2. To have and hold the same for an initial term of five (5) years beginning on the 28th day of April, 2001 and ending on the 30th date of April, 2006, at midnight, unless sooner terminated as hereinafter provided.

Renewal Term

     3. Tenant is hereby granted three (3) options to renew this Lease. Each of the options may be exercised by giving Landlord thirty (30) days written notice prior to the expiration of the initial term or any renewal term.

     The options are as follows:

                                                               MONTHLY
OPTION                    TERM                                 RENTAL
------                    ----                                 ------

   1             May l, 2006 - April 30, 2014                 $6,256.00
   2             May 1, 2014 - April 30, 2019                 $7,300.00
   3             May 1, 2019 - April 30, 2024                 $8,333.33

Rental

     4. Tenant agrees to pay Landlord promptly on the first day of each month in advance, during the term of this Lease a monthly rental of $5,200.00. The obligation to pay rent shall begin May 1, 2001. Rental of $347.00 will be paid for April 29th and April 30th. Tenant may not either remain behind in his payments or routinely get behind in making a payment. More than one (1) late payment within a twelve (12) month period will constitute default of the agreement at the option of the landlord. All payments more than ten (10) days late will bear an interest charge of 18% per annum until paid in full. In addition, any late charges or other expenses resulting from the action or inaction of the Tenant and which are paid by the Landlord would be charged back to the Tenant in the next monthly rent payment.

Utility Bills

     5. Tenant shall pay all utility bills, including but not limited to water, sewer, gas, electricity, fuel, light and heat bills for the leased premises and Tenant shall pay all charges for garbage collection services or other sanitary services rendered to the leased premises or used by Tenant in connection therewith. If Tenant fails to pay any of said utility bills or charges for garbage collection or other sanitary services, Landlord may pay the same and such payment may be added to the rental of the premises next due as additional rental.

Maintenance of Premises

     6. Landlord, at its expense and risk, shall maintain and repair (including all necessary replacements) the roof, foundation, underground or otherwise concealed plumbing, structural soundness of the exterior walls, excluding windows and doors, and the exterior of the building in general; additionally, Landlord shall maintain and repair but not clean the parking lot.

     7. Tenant, at is expense and risk, shall maintain and repair, including all necessary replacements, the interior plumbing, windows, window glass, plate glass, doors, heating system, air/conditioning system and the interior of the building in general. Notwithstanding the foregoing, Landlord warrants the operation of the air conditioning system for a period of thirty, (30) days after the commencement of this Lease. Additionally, should repairs to the air conditioning system in excess of $500.00 be required within thirty (30) days of the expiration of this Lease, Landlord shall be responsible for all repairs and replacements of said air conditioning system in excess of $500.00.


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

Tax Escalation

     8. Tenant shall pay upon demand, as additional rental during the term of this Lease and during the first and second renewal term thereof, the amount by which all taxes (including, but not limited to, ad valorem taxes, special assessments and any other governmental charges) on the premises for each tax year exceeds all taxes on the premises for the tax year 2001. During the second renewal term, tenant shall pay, as additional rental, the amount by which all such taxes on the premises for the tax year 2014 of the renewal term exceeds all such taxes on the premises for the first tax year 2013. In the event the premises are less than the entire property assessed to such taxes for any such tax year, the tax for any such year applicable to the premises shall be determined by proration on the ratio that the rentable floor area of the premises bears to the rentable floor area of the entire property assessed. If the final year of the lease term fails to coincide with the tax year, then any excess for the tax year during which the term ends shall be reduced by the pro rata part of such tax year beyond the lease term. If such taxes for the year in which the lease terminated are not ascertainable before payment of the last month's rental, then the amount of such taxes assessed against the property for the previous tax year shall be used as a basis of determining the pro rata share, if any, to be paid by Tenant for that prortion of the last lease year. Tenant's pro rata portion of increased taxes, as provided herein, shall be payable within fifteen days after receipt of notice from Landlord as to the amount due.

Destruction of, or Damage to Premises

     9. If the premises are totally destroyed by fire, storm, lightening, earthquake, or other casualties, this Lease shall terminate as of the date of such destruction, and rental shall be accounted for as between Landlord and Tenant as of that date. If the Premises are damaged but not wholly destroyed by any of such casualties, Tenant shall have the option to: (a) terminate the lease, or (b) abate rent in such proportion of use of Premises as has been destroyed and to require Landlord to restore the Premises to substantially the same condition as before the damage occurred, as speedily as practicable.

Indemnity

     10. Tenant agrees to indemnify and save Landlord harmless against all claims for damages to persons or property by reason of the use and occupancy of the leased premises, including any claims by Tenant's agents and employees, Tenant's customers and invitees, and any and all other persons coming on or about the leased premises during the term of this Lease or any renewal thereof. Landlord shall be responsible for claims for damages to persons or property in the parking lot if such claim was not caused by Tenant. Mrs. Barbara S. Hale will be listed as an additional insured under the Tenant's General Liability Policy and that on an annual basis when the policy is renewed be provided with a copy of the policy renewal. She shall be notified at any time the policy is not in force. The General Liability Policy will be for an amount not less than $1,000,000.00.


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

Governmental Orders

     11. Landlord agrees, at her own expense, to promptly comply with all requirements of any legally constituted public authority made necessary by reason of Tenant's occupancy of said premises. It is mutually agreed, however, between Landlord and Tenant, that if in order to comply with such requirements, the cost to Landlord shall exceed a sum equal to six (6) month's rent, then the Landlord is privileged to terminate this Lease by giving written notice of termination to the other party which termination shall become effective sixty
(60) days after receipt of such notice unless party receiving such notice of termination shall, before termination becomes effective, pay to party giving notice all cost of compliance in excess of six (6) month's rent, or secure payment of said sum in manner satisfactory to the party giving notice.

Condemnation

     12. If the whole of the leased premises, or such portion thereof as will make the premises unusable for the purposes therein leased, be condemned by any legally constituted authority for any public use or purpose then in either of said events the term hereby granted shall cease from the date when possession thereof is taken by public authorities and rental shall be accounted for as between Landlord and Tenant to recover compensation and damage caused by condemnation from the condemner. It is further understood and agreed that neither the Tenant nor Landlord shall have any rights in any award made to the other by any condemnation authority notwithstanding the termination of the lease as herein provided.

Assignment and Subletting

     13. Tenant shall have the right and option to sublet any portion of or all of the leased premises, upon written permission of the Landlord first obtained, which permission shall not be unreasonably withheld by Landlord.

Removal of Fixtures

     14. Tenant may (if not in default hereunder) prior to the expiration of this lease, or any extension thereof, remove all its fixtures and equipment provided Tenant repairs all damage to premises caused by such removal.

Cancellation of Lease by Landlord

     15. It is mutually agreed that in the event that the Tenant shall default in the payment of rent, including additional rent, herein reserved, when due, and fails to cure said default within ten (10) days after written notice thereof from Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provision requiring the payment of rent, and fails to cure such default within thirty (30) days after the date of receipt of written notice of default from Landlord; or if Tenant is adjudicated bankrupt or if a permanent receiver is appointed for Tenant's property and such receiver is not removed then Landlord reserves the right to terminate this Lease upon thirty (30) days written notice to Tenant.


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

Signs

     16. Tenant shall be permitted to place such signs on the leased premises as it deems necessary.

Entry for Carding, Etc.

     17. Landlord may card premises "For Rent" or "For Sale" thirty (30) days before the termination of this Lease unless the Lease has been renewed as hereinbefore provided. Landlord may enter the premises at reasonable hours to exhibit same to prospective purchasers or tenants and to make repairs required of Landlord under the terms hereof, or to make repairs to Landlord's adjoining property, if any.

Effect of Termination of Lease

     18. No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord's right to collect rent for the period prior to termination thereof.

Mortgage's Rights

     19. If disclosed to Tenant in writing by Landlord, Tenant's rights shall be subject to any bona fide mortgage or deed to secure debt which is now, or may hereafter be, placed upon the premises by Landlord.

No Estate in Land

     20. This contract shall create the relationship of Landlord and Tenant between the parties hereto; no estate shall pass out of Landlord. Tenant has only a usufruct, not subject to levy and sale, and not assignable by Tenant except by Landlord's consent.

Holding Over

     21. If Tenant remains in possession of premises after expiration of the term hereof, with Landlord's acquiescence and without any express agreement of parties, Tenant shall be a tenant at will at rental rate in effect at end of this Lease; and there shall be no renewal of this Lease by operation of Law.

Rights Cumulative

     22. All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law.


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

Service of Notice

     23. If to Landlord: Barbara S. Hale, P. O. Box 10, Jasper, Tennessee 37347.

     If to Tenant: American Consumers, Inc., P.O. Box 2328, 418 Alamar Street, Fort Oglethorpe, Georgia 30742, Attn: Michael A. Richardson, President. Also a copy to John F. Henry, Witt, Gaither & Whitaker, P.C., 1100 SunTrust Bank Building, Chattanooga, Tennessee 37402.

Waiver of Rights

     24. No failure of Landlord or Tenant to exercise any power or right given them hereunder, or to insist upon strict compliance by either with their obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's or Tenant's right to demand exact compliance with the terms hereof.

Time of Essence

     25. Time is of the essence of this agreement.

Definitions

     26. "Landlord" as used in this Lease shall include first party, their heirs, representative, assigns and successors in title to the premises. "Tenant" shall include second party, its heirs and representative, and if this Lease shall be validly assigned or sublet, shall include also Tenant assignees or subleases, as to premises covered by such assignment or sublease. "Landlord", and "Tenant", include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

Estoppel Certificate

     27. (a) Tenant shall at any time upon not less than ten (10) days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing: (1) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), and the date to which the rent and other charges are paid in advance, if any, and
(2) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

     (b) At Landlord's option, Tenant's failure to deliver such statement within such time shall be a material breach of this Lease or shall be conclusive upon Tenant (1) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (2) that there are no uncured defaults in Landlord's performance, and (3) that not more than one month's rent has been paid in advance or such failure may be considered by Landlord as a default by Tenant under this Lease.


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

     28. This Agreement shall be interpreted and construed in accordance with the Laws of Tennessee. That venue and jurisdiction shall rest with the appropriate court(s) in Marion County.

     29. If any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement or cause of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this agreement, the prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in the proceeding. That venue and jurisdiction shall rest with the appropriate court(s) in Marion County.

Entire Agreement, Modification

     This Lease contains the entire agreement of the parties hereto and no prior or contemporaneous representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect, regardless of the course of dealing of the parties hereto. This Lease may only be modified or amended in writing, signed by the parties hereto.

     IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, in triplicate, the day and year first above written.


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